Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated 27 September 2019, with respect to the financial statements of Brooge Petroleum and Gas Investment Company FZE, included in the Registration Statement (Form F-4) and related proxy statement/prospectus of Brooge Holdings Limited for the registration of up to 28,901,900 ordinary shares, 21,229,000 warrants and 21,229,000 ordinary shares issuable upon exercise of warrants of Brooge Holdings Limited.

/s/ Ernst & Young

Abu Dhabi, United Arab Emirates

27 September 2019